     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2000

                                         REGISTRATION STATEMENT NO. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                             POLYMEDICA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         MASSACHUSETTS                                 04-3033368
(STATE OR OTHER JURISDICTION OF            (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)


                                 11 STATE STREET
                           WOBURN, MASSACHUSETTS 01801
                                 (781) 933-2020
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ---------------

                                  STEVEN J. LEE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             POLYMEDICA CORPORATION
                                 11 STATE STREET
                           WOBURN, MASSACHUSETTS 01801
                                 (781) 933-2020
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                 ---------------

                                   COPIES TO:

                           JOHN K.P. STONE, III, ESQ.
                          THOMAS L. BARRETTE, JR., ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                            TELEPHONE: (617) 526-6000
                            TELECOPY: (617) 526-5000

                                 ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------


                         CALCULATION OF REGISTRATION FEE


==========================================================================================================================
                                                   AMOUNT      PROPOSED MAXIMUM    PROPOSED MAXIMUM
                                                    TO BE       OFFERING PRICE    AGGREGATE OFFERING       AMOUNT OF
TITLE OF SHARES TO BE REGISTERED(1)              REGISTERED      PER SHARE(2)         PRICE(2)(3)     REGISTRATION FEE (4)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share(5)......     (6)              (6)                 (6)                 (6)
--------------------------------------------------------------------------------------------------------------------------
Preferred Stock, $0.01 par value per share......     (6)              (6)                 (6)                 (6)
--------------------------------------------------------------------------------------------------------------------------
     Total...................................... $100,000,000        100%            $100,000,000           $26,400
==========================================================================================================================

(1) There are being registered hereunder such indeterminate number of shares of common stock and preferred stock as shall have an initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price per unit will be determined from time to time by the Company in connection with the issuance of the securities registered hereunder.

(3) The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(4) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(5) The aggregate amount of common stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act.

(6) Not required to be included in accordance with General Instruction II. D. of Form S-3.

     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED APRIL 20, 2000

                                  $100,000,000


                             POLYMEDICA CORPORATION


                                  COMMON STOCK
                                 PREFERRED STOCK



--------------------------------------------------------------------------------

     PolyMedica may from time to time issue up to $100,000,000 aggregate principal amount of common stock and preferred stock with this prospectus, in amounts, at prices and on terms to be determined by market conditions at the time of the offering. The accompanying prospectus supplement will specify the terms of the securities.

     The offered common stock may include up to 150,000 shares of common stock that may be sold from time to time by certain selling shareholders. PolyMedica would not receive any of the proceeds from the sale of such shares of common stock by the selling shareholders.

     We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in the accompanying prospectus supplement.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

     INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

--------------------------------------------------------------------------------





NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this prospectus is April ___, 2000.

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
About This Prospectus....................................................  2
Where You Can Find More Information......................................  2
Forward-Looking Information..............................................  3
Our Business.............................................................  5
Risk Factors.............................................................  7
Use of Proceeds.......................................................... 11
Securities We May Offer.................................................. 11
Description of Capital Stock............................................. 11
Selling Shareholders..................................................... 14
Plan of Distribution..................................................... 14
Legal Matters............................................................ 14
Experts.................................................................. 15

                                 --------------

     PolyMedica Corporation was incorporated as Emerging Sciences, Inc. in Massachusetts in November 1988, and commenced commercial operations in October 1989. In July 1990, we changed our name to PolyMedica Industries, Inc., and in September 1997, we changed our name to PolyMedica Corporation. Our executive offices are located at 11 State Street, Woburn, Massachusetts, and our telephone number is (781) 933-2020. Our World Wide Web site addresses are www.polymedica.com and www.libertymedical.com. The information in our Web sites is not a part of this prospectus and is not incorporated by reference into this prospectus. Unless the context otherwise requires, references in this prospectus to "PolyMedica," "we," "us," and "our" refer to PolyMedica Corporation and its subsidiaries. Our Nasdaq National Market symbol is PLMD.

     We have registered the trademarks "AZO STANDARD," "AZO CRANBERRY," "CYSTOSPAZ," "CYSTOSPAZ-M," "SUPPRETTES," "AQUACHLORAL" and "URISED" on the Principal Register of the United States Patent and Trademark Office. This prospectus also contains other product names, trade names and trademarks that belong to us or to other organizations.

     We may use underwriters in the offering of the securities. The underwriters may subject the securities to various conditions and may reject all or part of any order.

                                 ---------------

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell the securities covered by this prospectus in one or more offerings up to a total dollar amount of $100,000,000. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call

1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. In addition, these materials may be read at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of the registration statement and the prospectus supplement and does not contain all of the information included in the registration statement and the prospectus supplement. Whenever a reference is made in this prospectus to any contract or other document of PolyMedica, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the prospectus supplement for a copy of the contract or document.

     The SEC allows us to "incorporate by reference" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is an important part of this prospectus, and information that that we file with the SEC in the future and incorporate by reference will automatically update and may supersede the information contained in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

     *    Our Annual Report on Form 10-K for the fiscal year ended March 31,
          1999;

     * Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999;

     * Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999;

     * Our Quarterly Report Form 10-Q for the fiscal quarter ended December 31, 1999;

     * All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     * The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 27, 1995.

     Each of these documents is available from the SEC's website and public reference rooms described above. You may also request a copy of these documents, excluding exhibits, at no cost, by contacting: PolyMedica Corporation, 11 State Street, Woburn, Massachusetts 01801, Attention: Investor Relations; Telephone
(781) 933-2020.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

     We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING INFORMATION

     This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in this prospectus, particularly under the heading "Risk Factors," that we believe could cause our actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. We do not assume any obligation to update any forward-looking statement we make.

                                  OUR BUSINESS

     Liberty Medical Supply, a PolyMedica company, is a national direct-mail provider of diabetes, respiratory and enteral feeding supplies to seniors covered by Medicare. Liberty Medical has a database of over 250,000 active Medicare-eligible customers to whom it sells name-brand products. PolyMedica also holds a leading position in the urinary health market through our consumer healthcare division and sells fever thermometers through that division. We sell our line of over-the-counter women's urinary health products under the AZO brand. We manufacture, distribute and sell prescription urological and suppository products under our own brands through our professional products division.

     As a participating Medicare provider and third-party insurance biller, Liberty Medical provides a simple, reliable way for seniors to obtain their supplies for diabetes testing, respiratory disease treatment and enteral feeding. Liberty Medical delivers products to customers' homes and bills Medicare and private insurance directly for those supplies that are reimbursable. Liberty Medical meets the needs of seniors with diabetes by:

     * providing mail order delivery of supplies direct to our customers' homes;

     *    billing Medicare or private insurance directly;

     *    providing 24-hour telephone support to customers; and

     * using sophisticated software and advanced order fulfillment systems to provide products and support quickly and efficiently.

     In the United States, there are approximately 6.3 million seniors who have diabetes. With our database of over 250,000 active Medicare-eligible customers, Liberty Medical serves approximately 3.5% of the marketplace. While many of the
6.3 million seniors with diabetes are covered by managed care or reside in extended care facilities, we believe that the balance are potential customers of Liberty Medical.

     Liberty Medical recently initiated two programs: the first offers inhalation products to Medicare-eligible customers who suffer from chronic respiratory conditions associated with chronic obstructive pulmonary disease, and the second offers adult nutrition products to our Medicare-eligible customers who suffer from cancer and receive chemotherapy treatment and therefore require enteral feeding. We believe that our expertise in selling diabetes testing supplies will be a significant advantage to us in these new markets, and we have initiated marketing efforts, including television advertisements, to add customers for these products. In 1998 Medicare expenditures for two key drugs for the treatment of respiratory disease, albuterol and ipratropium, were in excess of $400 million. We estimate that 10% of our customers for diabetes supplies also suffer from respiratory disease. At April 1, 2000, we had over 12,500 active customers for our respiratory disease supplies.

     Our consumer healthcare division primarily sells over-the-counter female urinary discomfort products and fever thermometers. We sell our urinary discomfort products for women under the AZO brand name and hold the number one position in this market for these types of products. Our thermometers include digital flexible tip, digital and glass thermometers. We sell our consumer healthcare products through an extensive network to large drug store chains, major supermarkets, mass merchandisers and drug wholesalers in the United States.

     We also offer a broad line of prescription urology products, excluding non-anti-infectives but including urinary analgesics, antispasmodics, local anesthetics and analgesic suppositories. Our primary customers for these products are large drug wholesalers in the United States.

     Strategy. Our principal strategy is to leverage our technology-based operating platform and compliance management protocol to expand the business of Liberty Medical. This strategy includes the following elements:

     * continue growth in our diabetes, respiratory and adult nutrition businesses by expanding our customer base;

     *    sell products addressing other chronic disease categories;

     *    add complementary products and businesses; and

     *    begin e-commerce marketing.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in our securities. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer, the market price of our securities could decline, and you could lose all or part of the money you paid to buy our securities.

WE COULD EXPERIENCE SIGNIFICANTLY REDUCED PROFITS IF MEDICARE CHANGES, DELAYS OR DENIES REIMBURSEMENT

     Sales of a significant portion of our diabetes, respiratory and enteral feeding-related products will depend on the continued availability of reimbursement of our customers by government and private insurance plans. Any reduction in Medicare reimbursement currently available for our products would reduce our revenues. Without a corresponding reduction in the cost of such products, the result would be a reduction in our overall profit margin. Similarly, any increase in the cost of such products would reduce our overall profit margin unless there were a corresponding increase in Medicare reimbursement. Our profits could also be affected by the imposition of more stringent regulatory requirements for Medicare reimbursement. Any failure to comply with required Medicare reimbursement procedures could result in delays or loss of reimbursement and other sanctions, including fines and loss of Medicare provider status.

WE PLAN TO CONTINUE OUR RAPID EXPANSION; IF WE DO NOT MANAGE OUR GROWTH SUCCESSFULLY, OUR GROWTH AND PROFITABILITY MAY SLOW OR STOP

     We have expanded our operations rapidly and plan to continue to expand. This expansion has created significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain these resources and increase our need for capital. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion.

THE PROFITABILITY OF OUR DIABETES, RESPIRATORY AND ENTERAL FEEDING SUPPLY BUSINESS WILL DECREASE IF WE DO NOT RECEIVE RECURRING ORDERS FROM CUSTOMERS

     We generally incur losses and negative cash flow with respect to the first order for diabetes, respiratory and enteral feeding supplies from a customer, due primarily to the marketing and regulatory compliance costs associated with initial customer qualification. Accordingly, the profitability of our medical supply business depends on recurring and sustained reorders. Reorder rates are inherently uncertain due to several factors, many of which are outside our control, including changing customer preferences, competitive price pressures, customer transition to extended care facilities, customer mortality and general economic conditions.

WE COULD EXPERIENCE SIGNIFICANTLY REDUCED PROFITS FROM OUR DIABETES SUPPLY BUSINESS IF IMPROVED TECHNOLOGIES THAT ELIMINATE THE NEED FOR CONSUMABLE TESTING SUPPLIES ARE DEVELOPED FOR GLUCOSE MONITORING

     The majority of our diabetes supply products sales are of consumable testing supplies used to draw and test small quantities of blood for the purpose of measuring and monitoring glucose levels. Numerous research efforts are underway to develop more convenient and less intrusive glucose measurement techniques. The commercialization and widespread acceptance of new technologies that eliminate or reduce the need for consumable testing supplies could negatively affect Liberty Medical's business.

WE COULD BE LIABLE FOR HARM CAUSED BY PRODUCTS THAT WE SELL

     The sale of medical products entails the risk that users will make product liability claims. A product liability claim could be expensive. Our insurance may not provide adequate coverage against these claims.

WE COULD LOSE CUSTOMERS AND REVENUES TO NEW OR EXISTING COMPETITORS WHO HAVE GREATER FINANCIAL OR OPERATING RESOURCES

     Competition from other sellers of diabetes, respiratory and enteral feeding supplies, manufacturers of healthcare products, pharmaceutical companies and other competitors is intense and expected to increase. Many of our competitors and potential competitors are large companies with well known names and substantial resources. These companies may develop products and services that are more effective or less expensive than any that we are developing or selling. They may also promote and market these products more successfully than we promote and market our products.

LOSS OF USE OF MANUFACTURING OR DATA STORAGE FACILITIES WOULD SIGNIFICANTLY REDUCE REVENUES AND PROFITS FROM OUR CONSUMER HEALTHCARE AND PROFESSIONAL PRODUCTS

     We manufacture substantially all of our professional products and many of our AZO products at our facility in Woburn, Massachusetts. We also have most of our thermometers manufactured at one facility in China. In addition, we process and store most of our customer data in our facility in Palm City, Florida. If we cannot use any of these facilities as a result of Food and Drug Administration, Occupational Safety and Health Administration or other regulatory action, fire, natural disaster or other event, our revenues and profits will decrease significantly. We might also incur significant expense in remedying the problem or securing an alternative manufacturing or data storage source.

IF WE OR OUR SUPPLIERS DO NOT COMPLY WITH APPLICABLE GOVERNMENT REGULATIONS, WE MAY BE PROHIBITED FROM SELLING OUR PRODUCTS

     Many of the products that we sell are regulated by the Food and Drug Administration and other regulatory agencies. If any of these agencies mandate a suspension of production or sales of our products or mandate a recall, we may lose sales and incur expense until we are in compliance with the regulations or change to another acceptable supplier.

WE COULD HAVE DIFFICULTY SELLING OUR CONSUMER HEALTHCARE AND PROFESSIONAL PRODUCTS IF WE CANNOT MAINTAIN AND EXPAND OUR SALES TO DISTRIBUTORS

     We rely on third party distributors to market and sell our consumer healthcare and professional products. Our sales of consumer healthcare and professional products will therefore depend in part on our maintaining and expanding marketing and distribution relationships with pharmaceutical, medical device, personal care and other distributors and on the success of those distributors in marketing and selling our products.

SHORTENING OR ELIMINATING AMORTIZATION OF OUR DIRECT-RESPONSE ADVERTISING COSTS COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     Any accounting or business change that shortens or eliminates the amortization period of our direct-response advertising costs -- four years for our diabetes products and two years for our respiratory products -- could result in accelerated charges against our earnings.

OUR QUARTERLY REVENUES OR OPERATING RESULTS COULD VARY, WHICH MAY CAUSE THE MARKET PRICE OF OUR SECURITIES TO DECLINE

     We have experienced fluctuations in our quarterly operating results and anticipate that such fluctuations could continue. Results may vary significantly depending on a number of factors, including:

     *    changes in reimbursement guidelines and amounts;

     *    changes in regulations affecting the healthcare industry;

     *    changes in the mix or cost of our products;

     *    the timing of customer orders;

     *    the timing and cost of our advertising campaigns; and

     * the timing of the introduction or acceptance of new products and services offered by us or our competitors.

WE MAY MAKE ACQUISITIONS THAT WILL STRAIN OUR FINANCIAL AND OPERATIONAL
RESOURCES

     We regularly review potential acquisitions of businesses and products. Acquisitions involve a number of risks that might adversely affect our financial and operational resources, including:

     * diversion of the attention of senior management from important business matters;

     *    amortization of substantial goodwill;

     *    difficulty in retaining key personnel of an acquired business;

     *    failure to assimilate operations of an acquired business;

     *    failure to retain the customers of an acquired business;

     *    possible operating losses and expenses of an acquired business;

     * exposure to legal claims for activities of an acquired business prior to acquisition; and

     *    incurrence of debt and related interest expense.

WE MAY FAIL TO LOCATE ALTERNATIVE SUPPLIERS FOR OUR THERMOMETERS IF OUR SOLE SUPPLIER IN CHINA CANNOT MEET OUR DEMANDS

     We purchase most of our thermometers from a sole supplier based in China. The delivery of products from this supplier is subject to changing risks associated with political developments and restrictions on trade. In the event that this supplier does not meet our demands, we cannot be certain that we could acquire products from other sources on a timely or cost effective basis.

OUR STOCK PRICE COULD BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING

     The trading price of our common stock has been volatile and is likely to continue to be volatile. The stock market in general, and the market for healthcare-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Investors may not be able to sell their common stock at or above our public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

WE MAY ISSUE PREFERRED STOCK WITH RIGHTS SENIOR TO THE COMMON STOCK

     Our articles of organization authorizes the issuance of up to 2,000,000 shares of preferred stock without stockholder approval. The shares may have dividend, voting, liquidation and other rights and preferences that are senior to the rights of the common stock. The rights and preferences of any such class or series of preferred stock would be established by our Board of Directors in its sole discretion.

FUTURE SALES OF SECURITIES MAY DEPRESS OUR STOCK PRICE

     Under this shelf process, we may sell securities in one or more offerings up to an aggregate amount of $100,000,000. The number and timing such sales, as well as the volume and value of the securities, may adversely affect the market price of our securities.

OUR MANAGEMENT HAS BROAD DISCRETION IN THE USE OF PROCEEDS OF ANY OFFERING

     Our management has broad discretion in the use of proceeds from these offerings and may use the proceeds in ways with which you may disagree. Our failure to use these funds effectively could have an adverse affect on the market price of our securities.

                                 USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by us for working capital and general corporate purposes. We have discussions on an ongoing basis regarding possible acquisitions or investments in businesses or products that are complementary to our business. Although we may use a portion of the net proceeds for these kinds of investments, there are no current agreements or commitments in this regard. We may, however, change the allocation of these proceeds in response to developments or changes that affect our business or our industry. Pending use of the net proceeds for the above purposes, we plan to invest such funds in short-term, investment grade, interest-bearing securities.

     We will not receive any portion of any net proceeds received by the selling shareholders from their sale of common stock hereunder.

                             SECURITIES WE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities we may offer. The particular terms of the securities offered by any prospectus supplement will be described in the prospectus supplement relating to the securities.

     If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

     We may sell from time to time, in one or more offerings, common stock and preferred stock. In this prospectus, we will refer to the common stock and preferred stock securities collectively as "securities." The total dollar amount of all securities that we may issue will not exceed $100,000,000.

     This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our charter and bylaws, which are incorporated by reference into the registration statement which includes this prospectus.

     While the terms summarized below will apply generally to any future common stock or preferred stock that we may offer, the particular terms of any series of these securities will be described in more detail in the applicable prospectus supplement and may vary from the terms summarized below.

     Under our charter our authorized capital stock consists of 20,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 of preferred stock, $0.01 par value per share.

Common Stock.

     As of April 20, 2000, 13,108,951 shares of our common stock were issued and outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable. Please refer to the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 27, 1995 which is incorporated by reference into this Registration Statement.

Preferred Stock

     As of April 20, 2000, no shares of preferred stock were outstanding. Our Articles of Organization, as amended, authorize our Board of Directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each such series.

     This summary of our undesignated preferred stock relates to certain terms and conditions that we expect will apply to all series of the preferred stock offered pursuant to this prospectus. The applicable prospectus supplement will describe the particular terms of any such series of preferred stock. If indicated in the prospectus supplement, the terms of any such series may differ from the terms described below.

     This summary of the undesignated preferred stock is not complete and is qualified by reference to our Articles of Organization, as amended, and the applicable certificate of designations of preferred stock. The form of any certificate of designations will be incorporated by reference as an exhibit into the Registration Statement of which this prospectus is a part before the issuance of any series of preferred stock.

     General. The applicable prospectus supplement will describe the following terms of each series of preferred stock:

     *    the designation of the series and the number of shares offered;

     *    the amount of the liquidation preference per share;

     *    the initial public offering price of the shares to be sold;

     * the dividend rate applicable to the series, the dates on which dividends will be payable and the dates from which dividends will begin to accumulate, if any;

     *    any redemption or sinking fund provisions;

     *    any conversion or exchange rates;

     *    any antidilution provisions;

     * any additional voting and other rights, preferences, privileges and restrictions;

     *    any listing of the series on a exchange;

     * the relative ranking of the series as to dividend rights and rights upon liquidation, dissolution or winding up of PolyMedica; and

     *    any other terms of the series.

     Upon receipt of the purchase price, the shares of preferred stock that we issue will be fully paid and nonassessable. The liquidation price or preference of any series of preferred stock is not indicative of the price at which such shares will actually trade after the date of issuance.

     Voting. The voting rights of each series of preferred stock will be determined by our Board of Directors.

     Rank. Each series of preferred stock will, with respect to dividend and liquidation rights, rank senior to common stock. Each series of preferred stock may vary as to rank and priority with other series of preferred stock.

     Dividends. Holders of each series of preferred stock will be entitled to receive, if declared by our Board, dividends in cash or stock, payable on such dates and at such rates as are described in the applicable prospectus supplement.

     Liquidation. Unless otherwise specified in the applicable prospectus supplement, if PolyMedica liquidates, dissolves or winds up, then the holders of a series of preferred stock will be entitled to receive, subject to the rights of creditors, but before any such payment to the holders of common stock or any other junior stock, an amount equal to the liquidation preference per share set forth in the applicable prospectus supplement. In addition to such liquidation preference, holders of such series of preferred stock will also be entitled to receive accrued and unpaid dividends on their shares of preferred stock, if such dividends are cumulative.

     If the amounts available for distribution upon liquidation, dissolution or winding up of PolyMedica are not sufficient to satisfy the full liquidation rights of all outstanding series of preferred stock and all stock raking on a parity with such preferred stock, then the holder of each such series of stock will share ratably in such distribution, which, in the case of preferred stock, may include a cumulative dividend.

     Conversion or Exchange. The terms, if any, on which preferred stock of any series may be converted or exchanged for another class or series of securities will be set forth in the applicable prospectus supplement.

     Redemption. The applicable prospectus supplement will set forth the terms, if any, on which we may redeem any series of preferred stock. We will cancel all redeemed or repurchased shares of series of preferred stock and restore such shares to the status of authorized but unissued shares of preferred stock.

     Other Rights. The applicable prospectus supplement will set forth such other preferences, voting powers or relative participating, optional or other special rights of a series of preferred stock. The holders of preferred stock will not have any preemptive rights to subscribe for any securities of PolyMedica.

     Title. PolyMedica, the transfer agent and registrar for a series of preferred stock and any agent of PolyMedica or such transfer agent and registrar may treat the registered owner of such series of preferred stock as the absolute owner of the preferred stock for all purposes.

     Transfer Agent and Registrar. The applicable prospectus supplement will name the transfer agent and registrar for each series of preferred stock.

                              SELLING SHAREHOLDERS

     The offered common stock may include up to 150,000 shares of common stock which may be sold from time to time by certain selling shareholders. The aggregate offering of common stock by all selling shareholders in each sale of securities under this Registration Statement may not exceed 10% of the aggregate offering price of such sale. In addition, no selling shareholder who is also an executive officer of PolyMedica may sell more than 10% of his or her beneficial ownership in PolyMedica in any one or all of the sales of securities under this Registration Statement.

                              PLAN OF DISTRIBUTION

     We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers.

     Agents. We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

     Underwriters. If we use underwriters for the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in on or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Any public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

     Direct Sales. We might also sell securities to one or more purchasers without using underwriters or agent. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers and agents to indemnify them against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

     Stabilization Activities. Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transaction permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                                  LEGAL MATTERS

     The validity of the securities we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the selling shareholders by Hale and Dorr LLP.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------


                             POLYMEDICA CORPORATION

                                  COMMON STOCK
                                 PREFERRED STOCK

                                 ---------------


                                   PROSPECTUS


                                 ---------------




                                 APRIL _, 2000





--------------------------------------------------------------------------------


     You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by PolyMedica (except for underwriting discounts and commissions and fees and expenses of legal counsel for the selling shareholders, which will be borne by the selling shareholders). All amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASDAQ National Market listing fee and the NASD filing fee.

Registration Fee -- Securities and Exchange Commission...............   $27,800
NASDAQ National Market listing fee...................................    17,000
NASD filing fee......................................................       n/a
Blue Sky Fees........................................................    10,000
Legal fees and expenses of PolyMedica................................    75,000
Accounting fees and expenses.........................................    25,000
Printing.............................................................    10,000
Miscellaneous expenses...............................................    10,200
                                                                       --------
          Total Expenses.............................................  $175,000
                                                                       ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 13(b)(1) of Chapter 156B of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or loan to an insider or obtained an improper personal benefit. PolyMedica has included such a provision in its restated articles of organization.

     Section 67 of Chapter 156B of the Massachusetts General Laws ("Section 67") provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by: (i) the articles of organization, (ii) a by-law adopted by the shareholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. The Restated Articles of Organization of PolyMedica contain provisions to the effect that each director, officer and employee of PolyMedica shall be indemnified by PolyMedica against expenses, judgments and fines incurred in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of PolyMedica or of any other organization at the request of PolyMedica. The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made unless it is determined by a majority vote of a quorum of the Board of Directors, a majority vote of a quorum of disinterested shareholders, independent legal counsel or a court, that indemnification is improper in the circumstances because the person seeking indemnification has not met the applicable standards of conduct. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in the best interests of PolyMedica, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

     PolyMedica has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 16.  EXHIBITS

  EXHIBIT
  NUMBER   DESCRIPTION
  ------   -----------

   *5.1    Opinion of Hale and Dorr LLP
   21.1    Subsidiaries of the Registrant
   23.1    Consent of PricewaterhouseCoopers LLP
  *23.2    Consent of Hale and Dorr LLP (included in Exhibit 5.1 filed herewith)
   24.1    Power of Attorney (See page II-4 of this Registration Statement)

----------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     Item 512(a) of Regulation S-K. The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (b) To reflect in the prospectus any facts arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculations of Registration Fee" table in the effective Registration Statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Item 512(i) of Regulation S-K. The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WOBURN, COMMONWEALTH OF MASSACHUSETTS, ON APRIL 20, 2000.


                                            POLYMEDICA CORPORATION


                                            By:/s/ Eric G. Walters
                                               ---------------------------------
                                               Eric G. Walters
                                               Chief Financial Officer




                        SIGNATURES AND POWER OF ATTORNEY


     We, the undersigned officers and directors of PolyMedica Corporation, hereby severally constitute and appoint Steven J. Lee, Arthur A. Siciliano, Eric Walters, John K.P. Stone, III, and Thomas Barrette, Jr. and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering or for any additional offerings (as contemplated by the Registration Statement filed herewith) which may be filed under Rule 415 or Rule 462, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable PolyMedica Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering or for any additional offerings (as contemplated by this Registration Statement filed herewith) which may be filed under Rule 415 or Rule 462.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON APRIL 14, 2000.


          SIGNATURE                               TITLE


     /s/ Steven J. Lee                Chief Executive Officer and
-------------------------------       Chairman of the Board of Directors.
       STEVEN J. LEE                  (Principal Executive Officer)


     /s/ Eric G. Walters              Chief Financial Officer
-------------------------------       (Principal Financial Officer and Principal
       ERIC G. WALTERS                Accounting Officer)

   /s/ Daniel S. Bernstein            Director
-------------------------------
     DANIEL S. BERNSTEIN


  /s/ Peter K. Hoffman                Director
-------------------------------
     PETER K. HOFFMAN


   /s/ Marcia J. Hooper               Director
-------------------------------
     MARCIA J. HOOPER


  /s/ Frank W. Logerfo                Director
-------------------------------
     FRANK W. LOGERFO


  /s/ Thomas S. Soltys                Director
-------------------------------
     THOMAS S. SOLTYS

                                  EXHIBIT INDEX

  EXHIBIT
  NUMBER   DESCRIPTION
  ------   -----------

   *5.1    Opinion of Hale and Dorr LLP
   21.1    Subsidiaries of the Registrant
   23.1    Consent of PricewaterhouseCoopers LLP
  *23.2    Consent of Hale and Dorr LLP (Included in Exhibit 5.1 filed herewith)
   24.1    Power of Attorney (See page II-4 of this Registration Statement)

----------
* To be filed by amendment.